FQ3 2018 Guidance
Non-GAAP

	FQ3-18 Guidance
Revenue	$7.20 billion – $7.60 billion
Gross margin	57% – 60%
Operating expenses	$725 million +/- $25 million
Operating income	$3.60 billion – $3.80 billion
Diluted EPS*	$2.83 +/- $0.07

*Based on 1,249 million diluted shares